UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2006

News Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32352

Delaware	26-0075658
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1211 Avenue of the Americas
New York, NY 10036
(Address of principal executive offices, including zip code)

212-852-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

In January 2006, News America Incorporated, a wholly-owned subsidiary of News Corporation (the "Company") gave notice to holders of its Liquid Yield Option Notes ("LYONs") that any LYONs tendered on the February 28, 2006 redemption date would be redeemed for cash at the specified redemption amount, $594.25 per LYON. On February 28, 2006, 92.31% of the LYONs were redeemed. Accordingly, on February 28, 2006, the Company paid an aggregate of approximately $831 million to the holders of the LYONs that had exercised this redemption option. Approximately 116 thousand LYONs, with a carrying value of approximately $69 million, remain outstanding. The holders may exchange the LYONs at any time into News Corporation Class A Common Stock or, at the option of the Company, the cash equivalent thereof, at a fixed exchange rate of 24.2966 shares of News Corporation Class A Common Stock per $1,000 LYON. The LYONs are also redeemable at the option of the holders on February 28, 2011 and February 28, 2016 at a price of $706.82 and $840.73, respectively.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

News Corporation

Date: March 01, 2006	By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs
Senior Executive Vice President and Group General Counsel